FOR IMMEDIATE RELEASE
Contact: William Yu 408-431-7286

SPRING CREEK ACQUISITION CORP.
ANNOUNCES TRUST INVESTMENT DETAILS

Beijing, China, October 9th, 2008 - Spring Creek Acquisition Corp. (OTCBB: SCRQF) (the "Company") announced today details related to the proceeds of its initial public offering being held in trust. As of October 2, 2008, the trust account totaled $40,671,000 (which number includes the full exercise of the over-allotment option and excludes the $449,017.18 distributed to the company for working capital purposes). The trust account is at HSBC Bank Hong Kong, and is maintained by American Stock Transfer & Trust Company acting as trustee. $100,000 of the amount in trust is currently held in cash with the remaining $40,571,000 invested in HSBC Tax Free Money Market Fund.

Spring Creek Acquisition Corp. is a blank check company recently formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an unidentified operating business having its primary business operations in the Great China area, which also include Hong Kong, Macau, and Taiwan.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

All questions and inquiries for further information should be directed to William Yu , CFO and director of the Company. He can be reached via telephone at 408-431-7286.